Exhibit 99.1

Contact:

Rebecca Chambers

Director, Investor Relations and Corporate Communications

(801) 584-1143

rchambers@myriad.com

MYRIAD GENETICS REPORTS SECOND QUARTER FISCAL YEAR 2012 RESULTS

Raises Guidance for Fiscal Year 2012 on Record Second Quarter Results

Salt Lake City, January 31, 2012 – Myriad Genetics, Inc. (NASDAQ: MYGN) today announced results for its second fiscal quarter and six months ending December 31, 2011. Revenue for the second fiscal quarter was $122.8 million, an increase of 22 percent over the $100.4 million reported in the second fiscal quarter of 2011. Earnings per diluted share were $0.33, an increase of 27 percent over the same period of the prior year.

“These results represent the second quarter in a row of 20 percent or greater year over year revenue growth,” said Peter D. Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “As a result, I’m pleased to announce increased guidance for fiscal 2012. We remain focused on delivering strong top-line growth and implementing our broader strategic plan to diversify revenue across multiple disease indications and geographies.”

Analysis of Second Fiscal Quarter 2012

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Molecular diagnostic testing revenue in the second fiscal quarter equaled $117.6 million, an increase of 17 percent compared to the prior year period. This increase was driven by strong growth across all segments and products. Oncology revenue equaled $79.8 million, an increase of 15 percent over the second quarter of 2011. Women’s Health revenue totaled $37.9 million, an increase of 22 percent over the same period in the prior year.

•	Revenue from the BRACAnalysis® test, which represented 82.6 percent of total revenue in the second quarter, was $101.4 million, a 14 percent increase over the same period of the prior year.

•

Revenue from the COLARIS® and COLARIS AP® tests, which represented 8.9 percent of total revenue during the quarter, was $10.9 million, an increase of 56 percent compared to the same fiscal quarter of the prior year.

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Myriad’s remaining molecular diagnostic tests contributed $5.3 million to second quarter revenue, an increase of 24 percent over the same period in the prior year, and accounted for 4.3 percent of total revenue.

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Companion diagnostic service revenue in the second fiscal quarter equaled $5.2 million and represented 4.2 percent of total company revenue. There is no prior year revenue, as the Company acquired this business in May 2011.

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Operating income was $45.5 million, an increase of 18 percent from the prior-year period. This record level of operating income included the impact of a 68 percent increase in R&D investment to support our existing molecular diagnostic tests and future product opportunities.

•	Net income for the second fiscal quarter was $28.3 million, an increase of 17 percent over the $24.2 million reported in same period of the prior year.

•

The Company repurchased 927,709 shares of its common stock during the quarter under its previously announced stock repurchase program. Diluted weighted average shares outstanding were 86.2 million in the second fiscal quarter as compared to 93.6 million in the same period of the prior year.

•	The Company ended the quarter with $428.3 million in cash, cash equivalents and marketable investment securities.

•

Days sales outstanding for Myriad’s accounts receivable improved to 32 days, compared with 37 days in the same period of the prior year. Bad debt expense in the second fiscal quarter equaled 5.2 percent of revenue, compared with 4.2 percent in the same period of the prior year.

Year-to-Date Performance

•	Total revenue for the first half of fiscal 2012 was $233.3 million, an increase of 21 percent over $192.3 million reported for the half of fiscal 2011.

•	Operating income for the first half of fiscal 2012 was $86.9 million, an increase of 17 percent year-over-year.

•	Net income for the first half of fiscal 2012 equaled $53.4 million, compared to $46.7 million for the first half of the prior year, an increase of 14 percent.

•	In the first half of fiscal 2012, diluted earnings per share increased 24 percent to $0.62 from $0.50 for the same period of the prior year.

Fiscal Year 2012 Outlook

The Company has increased its expectations for fiscal year 2012 financial performance. Total revenue is now expected to be $465 million to $475 million, an increase from the $445 million to $465 million previously announced. This level of revenue is expected to result in fully diluted earnings per share of $1.24 to $1.28, up from the original guidance of $1.20 to $1.25. Molecular diagnostic revenue is now expected to range between $440 million and $450 million and companion diagnostic service revenue continues to be expected to range between $24 million and $26 million. These projections are forward looking statements and are subject to the risks summarized in the safe harbor statement at the end of this press release. The Company will provide further detail on its business outlook during the conference call it is holding today to discuss its fiscal results for the second fiscal quarter and first half of fiscal 2012.

Conference Call and Webcast

A conference call will be held on Tuesday, January 31, 2012, at 4:30 p.m. Eastern time to discuss Myriad’s second fiscal quarter and first half 2012 financial results and fiscal year 2012 outlook. The dial-in number for domestic callers is (888) 225-2734. International callers may dial (303) 223-2685. All callers will be asked to reference reservation number 21566441. An archived replay of the call will be available for seven days by dialing (800) 633-8284 and entering the reservation number above. The conference call will also be available through a live Webcast at www.myriad.com.

About Myriad Genetics

Myriad Genetics, Inc. (NASDAQ: MYGN) is a leading molecular diagnostic company dedicated to developing and marketing transformative tests to assess a person’s risk of developing disease, guide treatment decisions and assess a patient’s risk of disease progression and disease recurrence. Myriad’s portfolio of nine molecular diagnostic tests are based on an understanding of the role genes play in human disease and were developed with a focus on improving an individual’s decision making process for monitoring and treating disease. With fiscal year 2011 annual revenue of over $400 million and more than 1,000 employees, Myriad is working on strategic directives, including new product introductions, companion diagnostics, and international expansion, to take advantage of significant growth opportunities. For more information on how Myriad is making a difference, please visit the Company’s website: www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, Colaris, Colaris AP, Melaris, TheraGuide, Prezeon, OnDose, Panexia and Prolaris are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-F, MYGN-G

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s focus on delivering strong top-line growth and implementing its broader strategic plan to diversify revenue across multiple disease indications and geographies; the Company’s investment in R&D to support its existing molecular diagnostic tests and future product opportunities; the Company’s increased guidance for fiscal year 2012 under the caption “Fiscal Year 2012 Outlook;”and the Company’s strategic directives under the caption “About Myriad Genetics”. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that sales and profit margins of our existing molecular diagnostic tests and companion diagnostic services may decline or will not continue to increase at historical rates; the risk that we may be unable to expand into new markets outside of the United States; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic tests and companion diagnostic services in a timely manner, or at all; the risk that we may not successfully develop new markets for our molecular diagnostic tests and companion diagnostic services, including our ability to successfully generate revenue outside the United States; the risk that licenses to the technology underlying our molecular diagnostic tests and companion diagnostic services and any future products are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with manufacturing our products or operating our laboratory testing facilities; risks related to public concern over genetic testing in general or our tests in particular; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of healthcare payment systems; risks related to our ability to obtain new corporate collaborations and acquire new technologies or businesses on satisfactory terms, if at all; risks related to our ability to successfully integrate and derive benefits from any technologies or businesses that we acquire; the development of competing tests and services; the risk that we or our licensors may be unable to protect the proprietary technologies underlying our tests; the risk of patent-infringement and invalidity claims or challenges of our patents; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
Molecular diagnostic testing	$117,610	$100,440	$221,579	$192,298
Companion diagnostic services	5,201	—	11,684	—

Total revenue	122,811	100,440	233,263	192,298
Costs and expenses:
Cost of molecular diagnostic testing	12,815	12,046	24,115	23,058
Cost of companion diagnostic services	3,302	—	6,364	—
Research and development expense	10,243	6,092	18,748	11,853
Selling, general, and administrative expense	50,986	43,716	97,100	83,210

Total costs and expenses	77,346	61,854	146,327	118,121

Operating income	45,465	38,586	86,936	74,177
Other income (expense):
Interest income	1,382	548	1,856	1,269
Other	(64)	(80)	(205)	(214)

Total other income	1,318	468	1,651	1,055
Income before income taxes	46,783	39,054	88,587	75,232
Income tax provision (benefit)	18,487	14,863	35,193	28,503

Net income	$28,296	$24,191	53,394	46,729

Earnings per share:
Basic	$0.33	$0.26	$0.63	$0.51
Diluted	$0.33	$0.26	$0.62	$0.50
Weighted average shares outstanding
Basic	84,498	91,528	84,870	92,395
Diluted	86,231	93,647	86,602	94,178

Condensed Consolidated Balance Sheets (Unaudited)

	Dec. 31, 2011	Jun. 30, 2011
(In thousands)
Cash, cash equivalents, and marketable investment securities	$428,259	$417,314
Trade receivables, net	42,988	50,272
Other receivables	1,083	575
Prepaid taxes	16,569	—
Inventory, net	10,294	8,218
Prepaid expenses	3,087	2,949
Equipment and leasehold improvements, net	24,329	23,080
Note receivable	17,667	—
Other assets	8,000	—
Intangibles, net	16,265	16,715
Goodwill	56,850	56,051
Deferred tax assets	35,867	35,653

Total assets	$661,258	$610,827
Accounts payable and accrued liabilities	$32,612	$33,040
Deferred revenue	2,434	1,347
Uncertain tax benefits	9,448	9,648
Stockholders’ equity	616,764	566,792

Total liabilities and stockholders’ equity	$661,258	$610,827